Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-18737 on Form N-1A, of our report dated May 27, 2025 relating to the financial statements and financial highlights of TCW MetWest High Yield Bond Fund, TCW MetWest Low Duration Bond Fund, TCW MetWest Total Return Bond Fund, and TCW MetWest Unconstrained Bond Fund, each a series of TCW Metropolitan West Funds, appearing in the Annual Reports on Form N-CSR of TCW Metropolitan West Funds for the year ended March 31, 2025, and to the references to us under the heading “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

Los Angeles, California

August 22, 2025